EXHIBIT 10.8

                 MERCER MUTUAL INSURANCE COMPANY

          Corporate Director Deferred Compensation Plan


1.   Purpose

     The purpose of this Plan is to permit members of the Board of Directors of Mercer Mutual Insurance Company (the Company) to elect deferred receipt of the directors' fees. This plan is intended to constitute a deferred compensation plan for corporate directors' fees in accordance with Revenue Ruling 71-419, Cumulative Bulletin 1971-2, page 220.

2.   Definitions

     The following words or terms used herein shall have the following meanings:

     (a)  "Plan" shall mean this Corporate Director Deferred
          Compensation Plan.

     (b) "Board" shall mean the Board of Directors of the company.

     (c) "Member" shall mean any person duly elected to the Board of Directors of the Company.

     (d) "Participant" shall mean any Member who elects to participate in the Plan.

     (e) "Director's Fees" shall refer to any compensation, whether for Board meetings or for Committee meetings or otherwise, earned by a Member for services rendered as a Member during a particular calendar year in which he has elected to be a Participant.

3.   Participation

     This Plan shall become effective April 1, 1986. A member may become a Participant by filing a written Election to Participate in the Plan with the Treasurer of the Company within ten days after the adoption of this Plan by the Board. A member who wishes to begin participation in any subsequent month may do so by filing an Election to Participate not later than the first day of the month.

     An Election to Participate may be made for all or a portion of Director's Fees to be earned for any year or years to which such Election to Participate may relate. An Election to Participate, once filed, shall apply to Director's Fees earned in subsequent years in which a Participant shall serve as a Member, unless revoked by written request to the Treasurer of the Company.

     Any person who becomes a member and who was not a Member the preceding month may file an Election to Participate before is term as a Member begins.

4.   Deferral of Director's Fees

     The Company shall, during any year in which a Participant has an Election to Participate on file with the Treasurer of the Company, withhold and defer the payment of the Participant's Director's Fees in accordance with his Election to Participate.

     The Company shall maintain accurate, separate memorandum accounts with respect to each Participant's Director's Fees credited and deferred in accordance with his Election to Participate, and shall credit interest to each Participant's account at the rate set by the Board of Directors.

5.   Distribution of Deferred Director's Fees

     Amounts deferred under the Plan, together with accumulated interest, shall be distributed to a Participant in either of the following ways at his election:

     (a) in a lump sum payable on the first business day of the first month for which he elects to discontinue participation.

     (b) In annual installments over any period which shall not be more than ten years, beginning on the first business day of the first month for which he elects to discontinue participation.

     In the event a Participant shall die while he is a Member, the balance credited to his account, including interest, shall be paid to his Designated Beneficiary in annual installments over a period equal to the period in which the Member was a Participant in this Plan, but in no event to exceed ten years, beginning with the first day of the month immediately following his date of death. Each participant may file with the Treasurer of the Company a Designation of Beneficiary form for this purpose.

     In the event a former Participant shall die before he has received complete distribution from his account, any balance credited to his account, including interest, shall be paid o his Designated Beneficiary in annual installments over the remaining period necessary in order to complete distribution of the Participant's account as provided in the first paragraph of this Section 5 on a continuing basis, notwithstanding the Participant's death.

     In the event a Participant shall not file a Designation of Beneficiary form or his Designated Beneficiary is not living at the Participant's death, the balance credited to his account, including interest, shall be paid in full to his state on the first business day of the calendar year following his date of death.

6.   Termination of Election to Participate

     A Participant may terminate his Election to Participate by written request to the Treasurer of the Company which shall become effective as of the first of the following month provided, however, that termination shall not have retroactive effect.

7. Obligation of the Company

     This Plan shall be unfunded and credits to the memorandum account of each Participant shall not be set apart for him or otherwise made available so that he may draw upon it at any time, except as provided by this Plan. Neither any Participant nor his Designated Beneficiary shall have any right, title or interest in such credits or any claim against them. Payments may only be made at such times and in the manner expressly provided in this Plan, and the Company is merely under a contractual obligation to make the payments when due. No notes or security for the payment of any Participant's account shall be issued by the Company.

8.   Claims Against Participant's Accounts

     No credits to the account of any Participant under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any credit be subject to attachment or legal process for debts or other obligations. Nothing contained in this Plan shall give any Participant any interest, lien or claim against any specific assets of the Company. No participant or his Designated Beneficiary shall have any rights other than as a general creditor of the Company.

9.   Competition by Participant

     In the event a Participant ceases to be a Member and becomes a proprietor, officer, partner, employee, director or otherwise becomes affiliated with any business that is in competition with the Company, the entire balance credited to his account, including interest, may, if directed by the Board in its sole discretion, be paid immediately to him in a lump sum.

10.  Amendment or Termination

     This Plan may be altered, amended, suspended or terminated at any time by the Board of Directors of the Company, provided, however, that no alteration, amendment, suspension or termination shall be made to this Plan which would result in the distribution of amounts credits to the accounts of all Participants in any manner other than is provided in this Plan without the consent of all Participants.